CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-201453, No. 333-198115, No. 333.198112, No. 333-208922) and Form S-3 (No. 333-207059) of Roka Bioscience, Inc. of our report dated March 9, 2016 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 9, 2016